UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 21, 2013

NEWPORT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-01649	94-0849175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 Deere Avenue, Irvine, California	92606
(Address of principal executive offices)	(Zip Code)

(949) 863-3144

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

The annual meeting of stockholders of Newport Corporation (the “Registrant”) was held on May 21, 2013.  Of the 38,801,150 shares of the Registrant’s common stock issued and outstanding and entitled to vote at the meeting, there were present at the meeting, in person or by proxy, the holders of 36,493,727 shares of common stock, representing approximately 94.05% of the total number of shares entitled to vote at the meeting.  The following three proposals were presented and voted on at the meeting:

Proposal 1

To elect five nominees, Christopher Cox, Oleg Khaykin, Michael T. O’Neill, Robert J. Phillippy and Peter J. Simone, as members of the Board of Directors, to serve for a one-year term expiring at the Registrant’s annual meeting of stockholders in 2014.  The five nominees were elected by a plurality of the shares present and entitled to vote at the meeting in person or by proxy.  The voting results were:

Nominee	For	Withheld	Broker Non-Votes
Christopher Cox	29,361,074	677,184	6,455,469
Oleg Khaykin	29,128,184	910,074	6,455,469
Michael T. O’Neill	29,348,709	689,549	6,455,469
Robert J. Phillippy	29,249,036	789,222	6,455,469
Peter J. Simone	21,595,434	8,442,824	6,455,469

Proposal 2

To ratify the appointment of Deloitte & Touche LLP as the Registrant’s independent auditors for the fiscal year ending December 28, 2013.  Such proposal was approved by more than a majority of the shares present and entitled to vote at the meeting in person or by proxy.  The voting results were:

For	Against	Abstain	Broker Non-Votes
35,225,274	752,277	516,176	—

Proposal 3

An advisory vote on the approval of the compensation of the Registrant’s named executive officers. Such proposal was approved by more than a majority of the shares present and entitled to vote at the meeting in person or by proxy. The voting results were:

For	Against	Abstain	Broker Non-Votes
28,854,064	536,234	647,960	6,455,469

Item 8.01.  Other Events.

On May 21, 2013, the Board of Directors of the Registrant appointed C. Kumar N. Patel as a member of the Audit Committee.  Dr. Patel was appointed to replace Mr. Robert L. Guyett, who did not stand for reelection to the Board of Directors upon the expiration of his term at the Registrant’s 2013 annual meeting of stockholders, in accordance with the Registrant’s Corporate Governance Guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 24, 2013	NEWPORT CORPORATION

	By:	/s/ Jeffrey B. Coyne
Jeffrey B. Coyne
Senior Vice President, General Counsel and
Corporate Secretary